Exhibit 99.1

PRESS RELEASE

SEACOR HOLDINGS INC. ANNOUNCES KEY EXECUTIVE APPOINTMENTS
Fort Lauderdale, Florida
February 23, 2015

FOR IMMEDIATE RELEASE-SEACOR Holdings Inc. (NYSE:CKH) (the “Company” or “SEACOR”) announced that Oivind Lorentzen stepped down as Chief Executive Officer, but will continue as a director and non-executive Vice Chairman of the Board of Directors.  Charles Fabrikant, Executive Chairman, assumed the position of Chief Executive Officer.  In addition, the Company appointed John Gellert and Eric Fabrikant as co-Chief Operating Officers.  Mr. Gellert will oversee Offshore Marine Services and Mr. Eric Fabrikant will oversee Transportation Services, Witt O’Brien’s and CLEANCOR Energy Solutions.

Matthew Cenac, Chief Financial Officer, and Paul Robinson, Chief Legal Officer, have been elevated to the position of Executive Vice President. Bruce Weins, formerly Controller, has been appointed Chief Accounting Officer and Senior Vice President.

Mr. Charles Fabrikant stated, "Elevating John and Eric to co-Chief Operating Officers reflects the evolution of our organization. John has been overseeing the day-to-day operations and capital commitments of our offshore business where he manages the process of funding projects, managing joint ventures, and handling investor relations.  Eric has similar responsibilities for transportation services, which embraces tanker operations, harbor towing, Caribbean liner service and inland marine, which includes an oil storage terminal and investments in grain elevators.”  Mr. Charles Fabrikant added, “I would like to acknowledge Oivind’s outstanding contribution to the Company and I am extremely pleased he will continue as Vice Chairman.”

Mr. Lorentzen stated, "I enjoyed working closely with Charles, John and Eric, and am confident that the Company will have continued growth and success under their leadership. As Vice Chairman I am looking forward to an active role in helping the Company with its strategy and growth.”

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About SEACOR

SEACOR and its subsidiaries are in the business of owning, operating, investing in and marketing equipment, primarily in the offshore oil and gas, shipping and logistics industries.  SEACOR offers customers a diversified suite of services and equipment, including offshore marine, inland river storage and handling, distribution of petroleum, chemical and agricultural commodities, and shipping. SEACOR is dedicated to building innovative, modern, “next generation,” efficient marine equipment while providing highly responsive service with the highest safety standards, and dedicated professional employees. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR's website at www.seacorholdings.com